Executive Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of January 28, 2009 (the “Effective Date”) by and between Thomas F. Burchill (“Executive”), residing in New York, New York, and Optionable, Inc. (the “Company” or the “Employer”), a Delaware corporation, with offices at 95 Croton Avenue, Suite 32, Ossining, NY 10562.

In consideration of the services to be rendered by Executive pursuant to this Agreement, the compensation that Employer hereby promises to provide to Executive therefor, and the mutual promises contained herein, the parties agree as follows:

1. Employment. Employer hereby agrees to employ Executive, and Executive agrees to be employed by Employer, on the terms and conditions set forth in this Agreement.

2. Title; Services to be Rendered.  Executive shall be employed as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors, and working primarily from offices to be located within the greater New York metropolitan area.  Executive shall be responsible for the Company’s operations, including overall strategy, product development, customer relationships, sales, administration, and finance.  While employed by the Company, Executive shall devote his full time, ability and attention to the business of the Company on a regular, "best efforts," and professional basis.  Executive shall not, without the prior written approval of the Company’s Board of Directors, become an officer, employee or consultant of, or otherwise become associated with or engaged in, any business other than that of the Company, and he will do nothing that is inconsistent with his duties to the Company, or that has an adverse impact on his ability to perform his duties to the Company.  Notwithstanding the foregoing, Executive shall be entitled to serve as adviser and director to Real Savvy Media, Inc. and Resort Sports Network and retain any compensation and benefits resulting from such service, so long as such service does not interfere with, and is not inconsistent with, his duties under this Agreement and so long as such service does not compete directly with the products and services provided by the Company.

3. Base Compensation.  As compensation for the services to be rendered by Executive under this Agreement, Employer shall pay Executive an annualized salary of $150,000 (“Base Compensation”), minus withholdings and other applicable deductions, starting on the Effective Date and payable from time to time in accordance with the Company’s customary payroll practices.  The Base Compensation shall be subject to annual increases as approved by the Company’s Board of Directors.

4. Signing Bonus; Incentive Compensation.

(a)  Executive will be entitled to a signing incentive of $30,000 payable on the Effective Date of the Agreement as compensation for expenses and lost income in connection with Executive’s former advisory business.

(b) Executive shall be eligible to receive annual incentive compensation (pro rated for 2009) equal to an amount up to 100% of Executive’s Base Compensation (“Incentive Compensation”).  Incentive Compensation, if any, shall be payable to Executive at the end of each fiscal year beginning with Fiscal Year 2009, subject to withholdings and other applicable deductions, and shall be based upon criteria established and approved by the Company’s Board of Directors.

5. Benefits.  Executive shall be eligible for three weeks of paid vacation in each calendar year.  Executive shall be entitled to participate in all retirement, disability, profit sharing, medical or life insurance and other similar such policies, plans or programs provided by the Company, in accordance with the terms of each such policy, plan and/or program as may be amended from time to time (herein “Benefits”).

6. Equity Participation. As soon as reasonably practicable after the Effective Date, the Company shall award Executive 250,000 options to purchase shares of the Company’s common stock in accordance with and subject to the terms of the Company’s presently existing stock option plan.  Said stock options and Executive’s right to exercise them shall be governed by the Company’s stock option plan as it exists as of the Effective Date and as it may be amended from time to time thereafter in accordance with its terms.

7. Expenses.  The Company shall pay or reimburse Executive for reasonable travel or other expenses incurred by Executive in connection with the performance of Executive's duties hereunder.  Executive shall maintain reasonably detailed records and written receipts as required by Company policy to substantiate such expenses.  The Company also shall reimburse all reasonable legal expenses that Executive incurs in connection with the negotiation and drafting and execution of this Agreement.

8. Seat on Company’s Board of Directors.  Executive, who is presently a member of the Company’s Board of Directors, shall continue to serve as a member of the Company’s Board of Directors until and through the date of the 2009 annual meeting of shareholders. For so long as Executive is employed as President and Chief Executive Officer, the Company shall nominate Executive to serve on, and Executive shall consent to be nominated to serve on, the Board of Directors, and Executive shall serve on the Board of Directors if elected at any of the Company’s annual meetings during the term of this Agreement. Notwithstanding anything to the contrary in this section, upon the termination of Executive’s employment with the Company for any reason, Executive shall tender his resignation as a member of the Company’s Board of Directors and from any position as an officer of the Company that he may then hold, and shall execute any document reasonably requested by the Company for purposes of effectuating such resignation.

9. Term; Termination. Executive’s employment with the Company shall continue until it is terminated by either the Executive or the Company in accordance with the terms of this Agreement. Each of Employer and Executive may terminate Executive’s employment, at will, at any time for any reason not prohibited by law,  provided that the party terminating the Executive’s employment provides 30 days’ advance notice to the other party. Notwithstanding anything to the contrary in the foregoing sentence, the Employer does not need to give any notice to Executive if the Employer terminates Executive’s employment for Cause, defined below. If Employer terminates Executive’s employment for Cause, except as required under applicable law, Executive shall be entitled to no compensation other than base compensation and Benefits through the last day of Executive’s employment (the “Termination Date”).  If Executive resigns his employment, with or without Good Reason, except as required under applicable law, Executive shall be entitled to receive only Base Compensation and Benefits through the Termination Date, plus such other compensation and benefits as are expressly provided herein. For purposes of this Agreement, "Cause" shall mean engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with Executive’s performance of duties for the Company, Executive's conviction of a felony or Executive’s material breach of section 11 or 12 of this Agreement.  For purposes of this Agreement, “Good Reason” shall mean a material reduction in Executive's compensation and/or Benefits, a material diminution in Executive's job responsibilities or position as President and Chief Executive Officer of the Company, or the Company’s relocation of Executive office location by more than 50 miles from New York City.  If, upon Executive’s resignation, Employer wishes to dispense with Executive’s services before the effective date of resignation set forth in Executive’s notice of resignation (the “Resignation Date”), Employer may designate a Termination Date to a date earlier than the Resignation Date and Executive’s employment shall terminate that day, but Employer shall continue to pay Executive’s Base Compensation and provide Benefits for the period between the Termination Date and the Resignation Date.

10. Severance Pay.   If Executive resigns his employment for Good Reason, or if Employer terminates Executive’s employment for any reason other than Cause, Executive shall be entitled to severance pay in an amount equal to six months’ Base Compensation (minus withholding and applicable deductions) and Benefits from the later of the Termination Date or the Resignation Date, plus an amount equal to one half of any Incentive Compensation (minus withholdings and other applicable deductions) which would have been due under Section 4 of this Agreement had Executive continued working until the last day of the fiscal year in which notice of resignation or the termination of Executive’s employment is given and had the criteria for Incentive Compensation been met fully. At Executive’s sole option, the base compensation portion of such severance pay shall be paid to Executive either in a single lump sum within 10 days following the Termination Date, or else as salary continuation and Benefits for six months from the later of the Termination Date or the Resignation Date.  The Incentive Compensation-based portion of the severance pay shall be paid within 10 days following the Termination Date.

11. Confidential Information.  Executive understands and agrees that in the course of Executive’s employment with the Company, Executive will acquire confidential information concerning the Company’s business, industry, finances, strategy, plans, contracts, intellectual and real property, technology, personnel and other non-public information (collectively, “Confidential Information”). Executive  understands and agrees that such information would be extremely damaging to the Company if disclosed to a competitor or a third party.  Executive understands and agrees that such information will be divulged to Executive in confidence.  Accordingly, Executive shall not use for any purpose except for the benefit of the Company, nor disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information.  For purposes of this Agreement, "Confidential Information" shall include, without limitation, trade secrets, information relating to any inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, or marketing strategies of the Company.

12. Non-Solicitation.  At all times during Executive’s employment with the Company, and for the 12-month period that starts on Executive’s Termination Date, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other person, firm, corporation or other entity (i) solicit any account that was a client of the Company while Executive was employed by the Company, or (ii) induce any employee of the Company to terminate employment with the Company.

13. Non-Competition.  At all times during Executive’s employment with the Company, and during the 12-month period that starts on Executive’s Termination Date, Executive shall not, neither directly or indirectly, nor individually or with others, start up, establish, own more than five percent (5%) of the outstanding stock of, manage, operate, control or advise, or join or participate in the ownership, management, operation or control of, or be employed by, or act as a consultant or independent contractor for, or be connected in any manner with, any business, practice, service or enterprise that competes directly with the products and services provided by the Company.

14. Assignment of Inventions.  Executive shall disclose to the Company, and hereby sells, transfers and assigns to the Company or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, and other intellectual property which Executive may solely or jointly conceive or develop or reduce to practice during the course of Executive’s employment by the Company and relating to the business of the Company (collectively referred to as "Inventions”).  All such original works of authorship are "works made for hire” and the Company or its designee shall own all rights therein.

15. Indemnification.  Employer shall indemnify Executive, defend him, and hold him harmless to the fullest extent permitted by law and the by-laws of the Company, from and against all claims asserted against Executive relating to or arising from Executive’s performance of any services hereunder or as a director and, subject to the Company’s receipt of a satisfactory undertaking to reimburse the Company for any amounts improperly advanced, the Company shall advance amounts sufficient to cover Executive’s legal fees in connection with his defense or resolution of the case or controversy giving rise to indemnification.  By signing below, Executive represents expressly that he has no obligations that conflict with or are inconsistent with the obligations in this Agreement.

16. Arbitration.  The parties shall arbitrate any dispute, claim or controversy that may arise between them related to Executive’s employment by the Company or any interpretation or alleged breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  The parties agree that if any arbitration is brought to enforce any provision of this Agreement, the prevailing party in such arbitration shall be entitled to its reasonable attorneys’ fees and costs as part of any judgment or award plus simple interest at an annual rate of 9% on the amount of any judgment or award measured from and after the original date of the breach, action or inaction giving rise to such dispute, claim or controversy.  The arbitration shall be conducted pursuant to the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association in effect at the time arbitration is demanded.  The arbitration provisions of this Agreement shall be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder, and questions of arbitrability shall be determined by the arbitrator.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

17. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law.

18. Representation by Counsel.  Each party acknowledges that it or he has read and understands all of the provisions of this Agreement and has had the opportunity to consult legal and other advisors of its or his choice prior to entering into this Agreement.

19. Miscellaneous.  This Agreement shall be binding upon and inure to the benefit of the parties hereto.  If for any reason any provision of this Agreement shall be or become illegal or unenforceable, then the remaining provisions shall remain valid and binding on the parties according to their terms.  This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and shall cancel and supersede all prior agreements between the parties.  All modifications to this Agreement must be in writing, signed by the parties hereto.  The failure of either party to enforce any of the terms and conditions of this Agreement shall not constitute a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement or upon reasonable notice to require correction of a default previously waived.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive:	Employer: Optionable, Inc.

/s/ Thomas F. Burchill	/s/ Marc-Andre Boisseau
Thomas F. Burchill	Name: Marc-Andre Boisseau
Title: CFO